As filed with the Securities and Exchange Commission on May 11, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GCP APPLIED TECHNOLOGIES INC.
(Exact name of Registrants as specified in this charter)

Delaware	47-3936076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
62 Whittemore Ave
Cambridge, Massachusetts 02140
(Address of Registrant’s Principal Executive Offices, including Zip Code)

Amended and Restated GCP Applied Technologies Inc. Equity and Incentive Plan
(Full title of the plan)

John W. Kapples
Vice President, General Counsel and Secretary
GCP Applied Technologies Inc.
62 Whittemore Ave
Cambridge, Massachusetts 02140
(617) 876-1400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non- accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller Reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered ¹	Proposed Maximum Offering Price Per Share ²	Proposed Maximum Aggregate Offering Price ²	Amount of Registration Fee
Common Stock, par value $0.01 per share	8,000,000	$31.58	$252,640,000	$29,280.98

1.
In addition to the shares set forth in the table, the number of shares registered includes an indeterminable number of shares of common stock issuable under the plan, as this amount may be adjusted as a result of a stock dividend, stock split, or similar transactions as permitted by Rule 416(a) and (b) under the Securities Act of 1933, as amended (“Securities Act”).

2.
Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $31.58 per share, which is the average of the high and low prices of Common Stock of the Registration on May 9, 2017, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 8,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Registrant that may be offered and sold under the Amended and Restated GCP Applied Technologies Inc. Equity and Incentive Plan.

STATEMENT OF INCORPORATION BY REFERENCE

The contents of the Registration’s Registration Statement on Form S-8 (file No. 333-209158) filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2016 are incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registration with the Commission incorporated herein by reference:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed the Commission on March 2, 2017;

b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the Commission on May 9, 2017;

c)
The Registrant’s Current Report on Form 8-K filed with the Commission on March 2, 2017 disclosing the binding offer from Henkel AG & Co. KGaA to acquire the Company’s Darex Packaging Technologies business;

d)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 28, 2017;

e)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 5, 2017; and

f)
The description of the Common Stock contained in the Information Statement fled as Exhibit 99.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form 10 filed on January 12, 2016 (Commission File No. 001-37533), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement (other than any such document or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items and prior to the filing of a post- effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

•	for any breach of the director's duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") eliminates, to the fullest extent permitted by the DGCL, director liability to the Registrant or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Registrant or its stockholders. The limitation of liability does not apply to liabilities arising under federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
Under the Certificate and the Registrant's Amended and Restated By-laws (the "By-laws"), the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent authorized by the DGCL. The rights of indemnification set forth in the Certificate and By-laws are contract rights and shall include the obligation of the Registrant to pay the expenses incurred in defending any such proceeding in advance of its final disposition. The Certificate and By-laws provide that the Registrant will indemnify its directors and officers against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with various types of legal actions or proceedings. Determinations, if required by applicable law, with respect to the claimant's entitlement to indemnification shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as defined in the By-laws), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as defined in the By-laws) or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Registrant.
In accordance with the Certificate and the By-laws, the Registrant may purchase and maintain insurance on its own behalf and on behalf of any director or officer of the Registrant against any expense, liability or loss asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
The foregoing is only a general summary of certain aspects of Delaware law and the Certificate and By-laws dealing with exculpation of directors and indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and to the Certificate and the By-laws, the forms of which are incorporated by reference as Exhibits 4.1 and 4.2, respectively, to this Registration Statement.
Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4.1
Amended and Restated Certificate of Incorporation of GCP Applied Technologies Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 4, 2016 (File No. 001-37533)).

4.2	Amended and Restated By-laws of GCP Applied Technologies (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed February 4, 2016 ( File No. 001-37533)).
5	Opinion of Jenner & Block LLP (filed herewith).
23.1	Consent of PricewaterhouseCooper LLP (filed herewith).
23.2	Consent of Jenner & Block LLP (included in Exhibit 5 hereto).
24	Power of Attorney (included on signature pages hereof).
99.1
Amended and Restated GCP Applied Technologies Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 5, 2017 (File No. 001-37533)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 11, 2017.

GCP APPLIED TECHNOLOGIES INC.

By: /s/ Gregory E. Poling
Name: Gregory E. Poling
Title: President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Gregory E. Poling and John W. Kapples, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration Statement on Form S-8 (including post- effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory E. Poling	Director, President and Chief Executive Officer (Principal Executive Officer)
Gregory E. Poling		May 11, 2017

/s/ Dean P. Freeman	Vice President and Chief Financial Officer (Principal Financial Officer)
Dean P. Freeman		May 11, 2017

/s/ Kenneth S. Korotkin	Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)
Kenneth S. Korotkin		May 11, 2017

/s/ Marcia J. Avedon	Director
Marcia J. Avedon		May 11, 2017

/s/ Ronald C. Cambre	Director
Ronald C. Cambre		May 11, 2017

/s/ Gerald G. Colella	Director
Gerald G. Colella		May 11, 2017

/s/ Janice K. Henry	Director
Janice K. Henry		May 11, 2017

/s/ Phillip J. Mason	Director
Phillip J. Mason		May 11, 2017

/s/ Elizabeth Mora	Director
Elizabeth Mora		May 11, 2017

/s/ Danny R. Shepherd	Director
Danny R. Shepherd		May 11, 2017

EXHIBIT INDEX

Exhibit
No.

4.1	Amended and Restated Certificate of Incorporation of GCP Applied Technologies Inc.
(incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 4, 2016 (File No. 001-37533)).

4.2	Amended and Restated By-laws of GCP Applied Technologies (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 4, 2016 (File No. 001-37533)).

5	Opinion of Jenner & Block LLP (filed herewith).

23.1	Consent of PricewaterhouseCooper LLP (filed herewith).

23.2	Consent of Jenner & Block LLP (included in Exhibit 5 hereto).

24	Power of Attorney (included on signature pages hereof)

99.1
Amended and Restated GCP Applied Technologies Inc. Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 5, 2017 (File No. 001-37533)).